EXHIBIT 3.2

State of Delaware Secretary of State Division of Corporations Delivered 01:48 PM 04/30/2013 FILED 01:36 PM 04/30/2013 SRV 130502502 – 5261584 FILE

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

KNIGHT HOLDCO, INC.

Pursuant to Section 242 of the General Corporation Law of the State of Delaware, the undersigned, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify:

FIRST: The name of the Corporation is Knight Holdco, Inc. (the “Corporation”).

SECOND: Article I of the Certificate of Incorporation shall be amended to read in its entirety as follows:

The name of the corporation (which is hereinafter referred to as the “Corporation”) is: KCG Holdings, Inc.

THIRD: The foregoing amendment to the Certificate of Incorporation was duly adopted by the Board of Directors of the Corporation through the unanimous written consent of the directors of the Corporation pursuant to Section141(1) of the DGCL.

FOURTH: The foregoing amendment to the Certificate of Incorporation has been adopted by the sole stockholder of the Corporation through a written action pursuant to Section 228 of the DGCL.

FIFTH: The foregoing amendment was duly adopted in accordance with the applicable provisions of Section 242 of the DGCL.

IN WITNESS WHEREOF, Knight Holdco, Inc. has caused this Certificate of Amendment to be duly executed as of April 30,2013.

KNIGHT HOLDCO, INC.

By:
Name: Leonard Amoruso
Title: Chief Executive Officer